As filed with the Securities and Exchange Commission on March 7, 2016

Registration No. 333-78379

Registration No. 333-35484

Registration No. 333-99251

Registration No. 333-116062

Registration No. 333-167256

Registration No. 333-182999

Registration No. 333-190826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-78379

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-35484

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-99251

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116062

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167256

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182999

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190826

STANCORP FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Oregon	93-1253576
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1100 SW Sixth Avenue, Portland, Oregon 97204

(Address of principal executive offices)

1999 Employee Share Purchase Plan

1999 Omnibus Stock Incentive Plan

Amended 2002 Stock Incentive Plan

Standard Insurance Company Home Office Employees’ Deferred Compensation Plan

(Full Title of the Plans)

Holley Y. Franklin

Vice President, Corporate Secretary and Associate Counsel

StanCorp Financial Group, Inc.

1100 SW Sixth Avenue

Portland, Oregon 97204

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(971) 321-7000

Copy to:

Nicholas F. Potter

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

(212) 909-6459

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

StanCorp Financial Group, Inc., an Oregon corporation (the “Company”) is filing these Post-Effective Amendments to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

(1)	Registration Statement No. 333-78379, filed with the Securities and Exchange Commission (the “Commission”) on May 13, 1999, pertaining to the registration of 1,000,000 shares of the Company’s common stock, under the Company’s 1999 Employee Share Purchase Plan;

(2)	Registration Statement No. 333-35484, filed with the Commission on April 24, 2000, pertaining to the registration of 1,696,371 shares of the Company’s common stock, under the Company’s 1999 Omnibus Stock Incentive Plan;

(3)	Registration Statement No. 333-99251, filed with the Commission on September 6, 2002, pertaining to the registration of 1,450,000 shares of the Company’s common stock, under the Company’s 2002 Stock Incentive Plan;

(4)	Registration Statement No. 333-116062, filed with the Commission on June 1, 2004, pertaining to the registration of 1,000,000 shares of the Company’s common stock, under the Standard Insurance Company Home Office Employees’ Deferred Compensation Plan;

(5)	Registration Statement No. 333-167256, filed with the Commission on June 2, 2010, pertaining to the registration of 1,900,000 shares of the Company’s common stock, under the Company’s Amended 2002 Stock Incentive Plan;

(6)	Registration Statement No. 333-182999, filed with the Commission on August 1, 2012, pertaining to the registration of 1,500,000 shares of the Company’s common stock, under the Company’s 1999 Employee Share Purchase Plan; and

(7)	Registration Statement No. 333-190826, filed with the Commission on August 26, 2013, pertaining to the registration of 2,200,000 shares of the Company’s common stock, under the Company’s Amended 2002 Stock Incentive Plan.

On March 7, 2016 (the “Effective Date”), the Company consummated the merger contemplated by the Agreement and Plan of Merger, dated as of July 23, 2015 (the “Merger Agreement”), by and among the Company, Meiji Yasuda Life Insurance Company, a seimei hoken sōgo-kaisha organized under the laws of Japan (“Meiji Yasuda”), and MYL Investments (Delaware) Inc., a Delaware corporation and wholly-owned subsidiary of Meiji Yasuda (the “Merger Sub”). Pursuant to the terms of the Merger Agreement, the Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a privately held, wholly-owned subsidiary of Meiji Yasuda.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to deregister all of the securities registered and reserved for issuance under the Registration Statements which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on March 7, 2016. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.

STANCORP FINANCIAL GROUP, INC.
Dated: March 7, 2016
/s/ Floyd F. Chadee
Floyd F. Chadee
Senior Vice President
and Chief Financial Officer